CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement Nos 333-107721, 333-112871, 333-140820, and 333-158099 on Form S-8 of our report dated January 5, 2011, relating to the consolidated balance sheets of LiveDeal, Inc. and Subsidiaries as of September 30, 2010 and 2009 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, included in the 2010 Annual Report on Form 10-K of LiveDeal, Inc. and Subsidiaries.

Mayer Hoffman McCann, P.C.
Phoenix, Arizona
January 5, 2011